Exhibit 10.4(c)#
SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is entered into by and between Barry L. Biffle (“Executive”) and Frontier Airlines, Inc. (the “Company”) (each a “Party” and together the “Parties”), effective as of January 1, 2026 (the “Effective Date”). Capitalized terms used but not defined herein have the meaning given to such terms in the Employment Agreement by and between Executive and the Company effective as of March 15, 2016 (the “Employment Agreement”).
RECITALS
    WHEREAS Executive is employed with the Company and served as Chief Executive Officer, pursuant to the Employment Agreement;
    WHEREAS Executive’s status as Chief Executive Officer and as an officer of the Company and its Affiliates ended effective as of December 15, 2025, and Executive’s employment with the Company will terminate effective as of December 31, 2025 (the “Separation Date”);
    WHEREAS, as of the Transition Date, Executive holds certain restricted stock units (“RSUs”) and performance stock units (“PSUs”) each as set forth on Exhibit A (collectively the “Equity Awards”), subject to vesting and other terms and conditions under the Frontier Group Holdings, Inc. (the “Parent”) 2021 Incentive Award Plan (the “Plan”) and the applicable grant notices and agreements (the “Equity Agreements”); and
    WHEREAS the Parties wish to provide for an orderly transition of the Executive’s employment, and to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:
1.Transition and Separation.
(a)Executive acknowledges and agrees that Executive’s status as Chief Executive Officer and as an officer of the Company and its Affiliates ended effective as of December 15, 2025 (the “Transition Date”). Executive hereby agrees to execute such further document(s) as shall be determined by the Company as reasonably necessary or desirable to give effect to the termination of Executive’s status as an officer of the Company and its Affiliates. During the period commencing on the Transition Date and ending on the Separation Date Executive shall remain employed by the Company reporting to the Chief Executive Officer and will continue to be paid an Annual Base Salary and be eligible for a Target Bonus at the rate in effect on the date of this Agreement in accordance with the Company’s regular payroll procedures and be eligible for all employee benefit plans available to employees of the Company. Executive and the Company acknowledge and agree that Executive’s employment shall terminate on the Separation Date. As of the Separation Date, Executive will be deemed to have resigned from the Board of Directors of Parent (the “Board”) and all other positions with the Company and its Affiliates. Executive agrees to promptly sign all documents and cooperate in whatever steps are necessary to complete such resignations. After the Separation Date, Executive shall not represent to anyone that Executive is an employee, agent, or representative of the Company, nor shall Executive say or do anything to attempt to bind or obligate the Company.

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2.Separation.
(a)Accrued Obligations. Regardless of whether Executive signs this Agreement, on or before the Separation Date, the Company will pay to Executive (i) all accrued base salary and all unused paid time off accrued through the Separation Date and (ii) any unreimbursed business expenses incurred by Executive, in accordance with Company policy, prior to the Separation Date (collectively, the “Accrued Obligations”). Executive agrees that, with the payment of the Accrued Obligations and except as set forth in Section 2(d) herein, Executive will have been paid all compensation, including all wages, bonuses and commissions, and other payments that Executive is entitled to receive from the Company, and (ii) will not be eligible for any other compensation or other payments from the Company.

(b)Benefits and COBRA. If Executive or Executive’s dependents are currently enrolled in Company-sponsored healthcare benefits, then Executive’s benefits will expire on December 31, 2025. Executive will have the opportunity to continue such benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the applicable state equivalent (together, “COBRA”). Except as provided in Section 3(d) below, Executive will be responsible for all COBRA premium costs.

(c)Vested and Unvested Equity Awards. Except as provided in Section 2(d), all unvested shares underlying the Equity Awards shall be forfeited and/or cancelled on the Separation Date with no further compensation owed to Executive.

(d)Severance Benefits. Pursuant to the terms and conditions of the Employment Agreement, the Company agrees that Executive’s employment separation will be treated as a termination pursuant to Section 4(a)(iv) of the Employment Agreement. As such, subject to and conditioned upon (x) the effectiveness of this Agreement and Executive’s continued compliance with this Agreement and the Restrictive Covenants (as defined below), (y) Executive’s delivery to the Company of an executed version of the release of claims attached hereto as Exhibit B (the “Release”) that is signed on (but not earlier than) or within 21 days after the Separation Date, and becomes effective and irrevocable within 30 days following the Separation Date, and (z) Executive’s execution of the Notice of Restrictive Covenants provided to Executive contemporaneously with this Agreement (“Notice of Restrictive Covenants”) no later than the date on which Executive executes this Agreement, Executive shall be entitled to the following payments and benefits (the “Separation Benefits”):

            (i)    Executive shall be entitled to receive as severance an amount equal to $1,680,750, which constitutes one times Executive’s Annual Base Salary plus Target Bonus, payable in a cash lump sum, less applicable withholdings, within sixty (60) days following the Separation Date. In addition, Executive shall be eligible to receive the Annual Bonus Executive would have received with respect to the calendar year 2025 had he remained in continuous employment through the date of payment, with the amount determined based on actual performance against applicable metrics, with any discretionary adjustments based solely on the corporate attainment level, in each case, as determined by the Board. Such Annual Bonus shall be payable on the regularly scheduled payment date under the Company’s incentive bonus program (in the calendar year following the calendar year in which the Date of Termination occurs) but no later than March 15, 2026.
            (ii)    The Company shall continue to provide Executive with the UATP Flight Benefits at the level in place as of the Separation Date for Executive’s lifetime.

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            (iii)    As additional severance, Executive shall be entitled to receive $64,341, less applicable withholdings, payable in a cash lump sum, within sixty (60) days following the Separation Date. Executive acknowledges that Executive shall be solely responsible for all matters relating to any continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and Executive’s timely payment of premiums.
            (iv)    A portion of the PSUs granted to you on February 6, 2025 will remain outstanding and a pro-rated number of such PSUs will vest upon the completion of the Performance Period based on the Achievement Factor, as defined and in accordance with the terms set forth in the applicable Equity Agreement, multiplied by a fraction, the numerator of which is the number of days elapsed from the first day of the Performance Period through and including the Separation Date and the denominator of which is the total number of days in the Performance Period.
            (v)    The tranche of the RSUs that are scheduled to vest in February 2026 (consisting of, for the avoidance of doubt, 56,280 RSUs granted on February 8, 2023, 9,897 RSUs granted on April 2, 2023 and 61,804 RSUs granted on February 6, 2025) shall remain outstanding and will vest and be settled in February 2026. All remaining tranches of the RSUs shall be forfeited and/or cancelled on the Separation Date with no further compensation owed to Executive.
(e)Withholdings and Other Deductions. All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(f)Adequate Consideration. Executive acknowledges and agrees that the Separation Benefits and the Company’s other promises in this Agreement are in full accord and satisfaction of the Company’s obligations under the Employment Agreement and are sufficient consideration for the Executive’s releases and other promises in this Agreement and the Release.

3.Continuing Obligations under Restrictive Covenants; Return of Company Property; Forfeiture and Clawback.
(a)Continuing Obligations under Restrictive Covenants. Executive understands that Executive remains bound by the restrictive covenants set forth in Section 8 of the Employment Agreement in accordance with the terms thereof; provided, however, that the non-competition covenant in Section 8(c)(i) of the Employment Agreement shall be interpreted to be no broader than the non-competition covenant in Section 1(b)(i) of Exhibit C of this Agreement, and the non-solicitation covenant in Section 8(c)(ii) of the Employment Agreement shall be interpreted to apply for only 12 months after the Separation Date. Payment of any Separation Benefits is conditioned on (1) Executive’s continued compliance with the restrictive covenants in Section 8 of the Employment Agreement (subject to this Section 3(a)) and the restrictive covenants in Exhibit C of this Agreement (collectively, the “Restrictive Covenants”) and (2) Executive’s execution of the Notice of Restrictive Covenants no later than the date on which Executive executes this Agreement. The Restrictive Covenants in Exhibit C of this Agreement shall not be effective until fourteen (14) days after Executive receives a copy of this Agreement and the Notice. Nothing in this Agreement limits or restricts the Company’s rights to enforce the Restrictive Covenants (subject to this Section 3(a)) or to seek all available relief or remedies for future violations of the Restrictive Covenants.

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(b)Return of Company Property. Executive agrees that Executive has returned to the Company all Company documents (and all copies thereof) and all Company property and equipment that Executive has in their possession or control that contain or embody any proprietary or confidential information of the Company or any of its affiliates in whatever form (including information in electronic form and all reproductions thereof in whole or in part). Executive further agrees that Executive will not copy, delete, or alter in any way any Company information or material contained upon any Company issued computer or Company equipment. In addition, if Executive has used any personally owned computer, server, e-mail system or cloud system (e.g., Box, Dropbox, GoogleDrive), memory stick, flash memory card, or portable electronic device (e.g., iPhone, iPad, Android) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, Executive has provided to the Company with a computer-useable forensic copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form.

(c)Forfeiture and Clawback. If Executive breaches the terms of this Agreement or the Company determines that during Executive’s employment with the Company and its affiliates, Executive engaged in conduct that would have constituted Cause, the Company’s obligations to provide any further Separation Benefits will cease, Executive will be obligated to immediately repay or reimburse the Company for any Separation Benefits that Executive has received and Executive will forfeit any Equity Awards that remain outstanding and, to the extent permitted by applicable law, shall pay the Company an amount equal to all proceeds received in connection with any sale or other disposition of any shares underlying the Equity Awards. Executive further agrees that Executive is and shall continue to be bound by and subject to the terms of the Parent’s Policy for Recovery of Erroneously Awarded Compensation of Frontier Group Holdings, Inc., dated as of October 2, 2023. (the “Clawback Policy”) and compensation received by Executive may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Policy, notwithstanding any other agreement to the contrary.

(d)Non-Disparagement. Each of the Parties remains bound by the non-disparagement obligation in Section 8(d) of the Employment Agreement, except that, (i) for purposes of the Company, its obligation shall extend only to the Company’s officers and directors as of the time that the Parties enter into this Agreement, and (ii) either Party may be permitted to make truthful statements as deemed necessary in good faith in any pending or threatened litigation, arbitration, or other legal proceeding.

4.Executive’s Release of the Company. Executive understands that by agreeing to the release contained in this Section 4, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.
(a)On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive has against the Releasees as of the Effective Date, or any of them, arising out of, based upon, or relating to Executive’s hire, employment or resignation by the Releasees, or any of them, from

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the beginning of time to the date hereof, including, without limiting the generality of the foregoing, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq., the Executive Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification (“WARN”) Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, the Colorado Anti-Discrimination Act, the Workplace Accommodations for Nursing Mothers Act, the Pregnant Workers Fairness Act, the Lawful Off-Duty Activities Statute, the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Overtime and Minimum Pay Standards Order, the Colorado Healthy Families and Workplaces Act, and/or Colorado FAMLI, each as amended, and/or the Colorado WARN Act, and/or any and all other federal, state and local laws, statutes, executive orders, regulations municipal ordinances, common law, and any other jurisdiction worldwide, Claims for breach of contract, Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing, and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)Claims under the Age Discrimination in Employment Act;
(ii)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(iii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iv)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(v)Claims to any benefit entitlements vested as of the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(vi)Claims for any wages or remuneration unpaid as of the date of Executive’s employment termination;
(vii)Claims for any breach of this Agreement;
(viii)Claims for indemnification under any indemnification agreement, the Company’s Bylaws or any applicable law with respect to Executive’s liability as an employee of the Company; and
(ix)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that

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Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)Waiver of Unknown Claims. Executive acknowledges and agrees that the release provisions of this Agreement specifically cover known and unknown claims. Accordingly, Executive expressly waives Executive’s rights under Section 1542 of the California Civil Code, and any similar laws of other states, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

5.Exceptions. Notwithstanding anything in this Agreement or the Restrictive Covenants to the contrary, nothing contained in this Agreement or the Restrictive Covenants shall prohibit either Party to this Agreement (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of law or regulation to, participating in any investigation by, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii) receiving an award for information provided to any Government Agency, and/or (iv) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act. Pursuant to 18 USC Section 1833(b), Executive acknowledges that (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if Executive files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony or produce documents, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
6.Ongoing Cooperation. Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and

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responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his or her employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. To the extent permitted by applicable law, the Company will reimburse Executive for reasonable out-of-pocket expenses, if any, incurred in connection with any such cooperation.
7.DISPUTE RESOLUTION. TO ENSURE THE TIMELY AND ECONOMICAL RESOLUTION OF DISPUTES THAT ARISE IN CONNECTION WITH THIS AGREEMENT, EXECUTIVE AND THE COMPANY AGREE THAT ANY AND ALL DISPUTES, CLAIMS, OR CAUSES OF ACTION ARISING FROM OR RELATING TO THE ENFORCEMENT, BREACH, PERFORMANCE OR INTERPRETATION OF THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT, OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT, SHALL BE RESOLVED TO THE FULLEST EXTENT PERMITTED BY LAW BY FINAL, BINDING AND CONFIDENTIAL ARBITRATION IN THE COUNTY OF DENVER, COLORADO, THROUGH JUDICIAL ARBITRATION & MEDIATION SERVICES/ENDISPUTE (“JAMS”) IN CONFORMITY WITH THE THEN-EXISTING JAMS EMPLOYMENT ARBITRATION RULES AND COLORADO LAW. A LINK TO THE CURRENT JAMS EMPLOYMENT ARBITRATION RULES FOLLOWS: HTTPS://WWW.JAMSADR.COM/RULES-EMPLOYMENT-ARBITRATION/ENGLISH. BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR ADMINISTRATIVE PROCEEDING. THE ARBITRATOR SHALL: (A) HAVE THE AUTHORITY TO COMPEL ADEQUATE DISCOVERY FOR THE RESOLUTION OF THE DISPUTE AND TO AWARD SUCH RELIEF AS WOULD OTHERWISE BE PERMITTED BY LAW; AND (B) ISSUE A WRITTEN ARBITRATION DECISION, TO INCLUDE THE ARBITRATOR’S ESSENTIAL FINDINGS AND CONCLUSIONS AND A STATEMENT OF THE AWARD. THE COMPANY SHALL PAY ALL JAMS’S ARBITRATION FEES IN EXCESS OF THE AMOUNT OF COURT FEES THAT WOULD BE REQUIRED IF THE DISPUTE WERE DECIDED IN A COURT OF LAW. NOTHING IN THIS AGREEMENT IS INTENDED TO PREVENT EITHER EXECUTIVE OR THE COMPANY FROM OBTAINING INJUNCTIVE RELIEF IN COURT TO PREVENT IRREPARABLE HARM PENDING THE CONCLUSION OF ANY SUCH ARBITRATION. NOTWITHSTANDING THE FOREGOING, EXECUTIVE AND THE COMPANY EACH HAVE THE RIGHT TO RESOLVE ANY ISSUE OR DISPUTE OVER INTELLECTUAL PROPERTY RIGHTS BY COURT ACTION INSTEAD OF ARBITRATION.
8.Code Section 409A.
(a)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and

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benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 9 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

(b)Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of Section 409A).

(c)Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the 6-month period measured from the date of Executive’s separation from service or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 9(c) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

9.Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado.
10.Waiver. Subject to Section 1(b)(iii) in Exhibit C, no provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
11.Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.
12.Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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13.Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company, each of the Releasees, and their respective successors and assigns.
14.Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
15.Entire Agreement / Amendments. This Agreement (including the exhibits hereto), the Restrictive Covenants in Section 8 of the Employment Agreement (subject to Section 3(a) herein) and Section 5(d) of the Employment Agreement (subject to Section 3(a) herein), the Equity Agreements and the Clawback Policy, constitute the entire agreement between the parties concerning the subject matter hereof. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement (including the exhibits hereto), the Restrictive Covenants in Section 8 of the Employment Agreement (subject to Section 3(a) herein) and Section 5(d) of the Employment Agreement (subject to Section 3(a) herein), the Equity Agreements and the Clawback Policy. Executive acknowledges and agrees that the payments and benefits set forth herein constitute full and complete satisfaction of the Company’s obligations to Executive under the Employment Agreement and any severance policy or practice that may cover Executive and Executive shall have no right, title or interest in any payments or benefits under the Employment Agreement, any such plan or any such policy or practice. Subject to Section 1(b)(iii) in Exhibit C, no amendments to this Agreement will be valid unless written and signed by Executive and a duly authorized representative of the Company.
16.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

FRONTIER AIRLINES, INC.

Dated: January 1, 2026	/s/ Howard Diamond
Howard Diamond, Executive Vice President, Legal and Corporate Affairs

EXECUTIVE

Dated: January 1, 2026	/s/ Barry L. Biffle
Barry L. Biffle

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EXHIBIT A

Award Type	Grant Date	Awards Outstanding as of December 15, 2025
RSU	8-Feb-2023	56,280
RSU	2-Apr-2023	9,897
RSU	25-Oct-2023	234,375
RSU	6-Feb-2025	185,414
PSU	6-Feb-2025	21,739
PSU	6-Feb-2025	42,992
PSU	6-Feb-2025	62,919
PSU	6-Feb-2025	30,902
PSU	6-Feb-2025	61,805
PSU	6-Feb-2025	92,707
A-1
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EXHIBIT B
GENERAL RELEASE

This Release of Claims (“Release”) is entered into as of January 1, 2026, between Barry L. Biffle (“Executive”) and Frontier Airlines, Inc. (the “Company” and, together with Executive, the “Parties”), effective eight days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes Executive’s acceptance of this Release as provided in Paragraph 1(c), below.
1.Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.
(a)On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive has against the Releasees as of the Effective Date, or any of them, arising out of, based upon, or relating to Executive’s hire, employment or resignation by the Releasees, or any of them, from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq., the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq., the Executive Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification (“WARN”) Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, the Colorado Anti-Discrimination Act, the Workplace Accommodations for Nursing Mothers Act, the Pregnant Workers Fairness Act, the Lawful Off-Duty Activities Statute, the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Overtime and Minimum Pay Standards Order, the Colorado Healthy Families and Workplaces Act, and/or Colorado FAMLI, each as amended, and/or the Colorado WARN Act, and/or any and all other federal, state and local laws, statutes, executive orders, regulations municipal ordinances, common law, and any other jurisdiction worldwide, Claims for breach of contract, Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing, and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)Notwithstanding the generality of the foregoing, Executive does not release the following claims:

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(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)Claims to any benefit entitlements vested as of the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(v)Claims for any breach of the Separation Agreement, dated as of January 1, 2026, between the Parties (the “Separation Agreement”);
(vi)Claims for indemnification under any indemnification agreement with the Company, the Company’s Bylaws or any applicable law with respect to Executive’s liability as an employee of the Company; and
(vii)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination or retaliation; provided, however, that Executive does release Executive’s right to secure any damages or other remedies for alleged discriminatory or retaliatory treatment.
(c)Waiver of Unknown Claims. Executive acknowledges and agrees that the release provisions of this Agreement specifically cover known and unknown claims. Accordingly, Executive expressly waives Executive’s rights under Section 1542 of the California Civil Code, and any similar laws of other states, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(d)In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of, and acknowledges, the following:
(i)Executive has the right to consult with an attorney before signing this Release;
(ii)Executive has been given at least twenty-one (21) days to consider this Release;
(iii)Executive has seven (7) days after signing this Release to revoke it, and Executive will not receive the payments and benefits provided for under Section 3(b) of the Transition and Separation Agreement unless and until such seven (7) day period has expired. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Release to Howard Diamond, ###.

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2.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit either party to the Release (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of law or regulation to, participating in any investigation by, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii) receiving an award for information provided to any Government Agency, and/or (iv) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act. Pursuant to 18 USC Section 1833(b), Executive acknowledges that (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if Executive files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Release is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony or produce documents, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
3.Executive Representations. Executive represents and warrants that:
(a)Executive has returned to the Company all Company property in Executive’s possession;
(b)Executive has been paid all, and is not eligible to receive from the Company any, wages, commissions, bonuses or other compensation, accrued unused vacation, or other payments from the Company, except as expressly set forth in the Separation Agreement;
(c)During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which Executive is currently, reasonably aware for which Executive might be entitled to compensation pursuant to worker’s compensation law; and

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(d)Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.
4.Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
5.Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of Colorado, including all matters of construction, validity and performance, without regard to conflicts of law principles.
6.Integration Clause. This Release, the Separation Agreement, the Restrictive Covenants, Section 5(d) of the Employment Agreement, and the Recovery Policy (each as defined in the Separation Agreement) contain the Parties’ entire agreement with regard to the separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and a duly authorized officer or director of the Company.
7.Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.
8.Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties. This Release shall inure to the benefit of each of the Releasees.
[Signature page follows]

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    IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE	FRONTIER AIRLINES, INC.

/s/ Barry L. Biffle	/s/ Howard Diamond
Barry L. Biffle	By: Howard Diamond
Title: Executive Vice President, Legal and Corporate Affairs

Dated: January 1, 2026	Date: January 1, 2026

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EXHIBIT C

1.Restrictive Covenants.
(a)  In accordance with the Separation Agreement between Barry L. Biffle (“Executive”) and Frontier Airlines, Inc. (the “Company”) dated as of January 1, 2026 (the “Separation Agreement”), this Exhibit C is incorporated and made a part of the Separation Agreement as if set forth in full therein. Capitalized terms used but not defined herein have the meaning given to such terms in the Separation Agreement. The term “Company” as used in this Exhibit C shall include the Company and any Affiliate of the Company.
(b) Non-Competition/Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, and further acknowledges and recognizes that the Company has entered into the Separation Agreement in reliance on, among other things, Executive’s agreement to be bound by the provisions set forth in this Section 1(b). Accordingly, Executive agrees as follows:
(i)     Executive shall not at any time during Executive’s employment with the Company and shall not at any time during the twelve (12) month period following Executive’s termination of employment from the Company, directly or indirectly: (A) engage, participate or assist in any Competing Business (defined as any commercial passenger airline business that is authorized by any governmental authority to operate in any part of the United States, other than any commercial passenger airline business that is (i) based outside United States and (ii) does not include in its route network point to point flying within United States) in the United States; (B) enter the employ of, or render any services to, any person or entity engaged in any Competing Business in the United States, in any role or capacity (x) that involves the same or similar types of services Executive performed for the Company or any of its subsidiaries, or parent entities, or any of the Company’s parent entities’ subsidiaries (collectively, the Company’s “Affiliates”) at any time during the last two years of Executive’s employment with the Company, (y) that involves executive, managerial, strategic, sales, marketing or operational responsibilities for the Competing Business, or (z) in which Executive could reasonably be expected to use or disclose Confidential Information; or (C) acquire a financial interest in, or otherwise become actively involved with, any Person engaged in any Competing Business in the United States; in each case, whether as an individual, employee, contractor, partner, shareholder, officer, director, principal, agent, trustee or consultant. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.(ii) Executive hereby agrees that Executive shall not at any time during Executive’s employment with the Company and shall not at any time during the twelve (12) month period following Executive’s termination of employment from the Company, directly or indirectly, either for himself or on behalf of any other person or entity, (A) recruit or otherwise solicit or induce any employee, customer or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (B) hire, or cause to be hired, any person or entity who was employed by the Company at any time during the twelve (12)-month period immediately prior to the termination of Executive’s employment or who thereafter becomes employed by the Company.

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(iii) In the event any of the terms of this Section 1(b) shall be determined by any court of competent jurisdiction or arbitrator to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect or for any other reason, such unenforceable term (A) will be interpreted to, and modified by the court of competent jurisdiction or arbitrator, as applicable, to, extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, or (B) otherwise will be interpreted and modified to the minimum extent necessary to make the term enforceable, all as determined by such court or arbitrator in such action. In the event any unenforceable term cannot be so interpreted and modified, the term shall be severed from this Exhibit C and the remainder of Exhibit shall be so enforced.
(iv) Executive understands that the restrictions set forth in this Section 1(b) are intended to protect the Company’s trade secrets, established employee, customer and supplier relations, and the general goodwill of its business, and Executive agrees that such restrictions are reasonable and appropriate for this purpose.
(v) Tolling. In the event Executive engages in conduct in violation of his covenants in this Section 1(b), the applicable restricted period shall be extended for a period of time equal to the time in which Executive engaged in the activity prohibited by this Section 1(b).
(c) Confidentiality. As used in this Agreement, “Confidential Information” means information belonging to the Company or any Affiliate which is of value to the Company or such Affiliate in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company or such Affiliate. Confidential Information includes, without limitation, financial information, reports, forecasts, inventions, improvements and other intellectual property, trade secrets, know-how, designs, processes or formulae, software, market or sales information or plans, customer lists, business plans and prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information also includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have had access to in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company or any Affiliate had or has a business relationship and which is known by Executive or which Executive should have reason to know about. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under this Section 1(c) .
(i) Executive understands and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to all Confidential Information. At all times, both during Executive’s employment with the Company and after its termination, Executive will keep in confidence and trust all Confidential Information, and will not use or disclose any Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties to the Company or as otherwise required by law.

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(ii) All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are or were furnished to Executive by the Company or any Affiliate or are or were produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company. Executive has returned to the Company all such materials and property..
(iii) The obligations in this Section 1(c) relating to disclosure of Confidential Information shall not prohibit disclosure of information that arose or arises from Executive’s general training, knowledge, skill or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that Executive otherwise has a right to disclose as legally protected conduct.

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(d) Notwithstanding anything in this Exhibit C or the Separation Agreement to the contrary, nothing herein or in the Separation Agreement shall prohibit Executive from (i) filing a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”) or the U.S. National Labor Relations Board (“NLRB”), or any similar state or local government agency or commission, provided, however, Executive releases and waives Executive’s right to receive damages or other relief in connection with any such charge filed with the EEOC or any similar state or local agency or any subsequent proceeding relating thereto, to the maximum extent permitted under applicable law; (ii) reporting possible violations of law or regulation to, participating in any proceeding or investigation by, communicating with, providing information to, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the EEOC, the NLRB, the U.S. Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, in each case, without providing notice to the Company; (iii) receiving an award for information provided to any Government Agency; (iv) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act; (v) conferring with Executive’s attorney; (vi) discussing or disclosing information about acts in the workplace that Executive believes are unlawful, such as harassment or discrimination, or any other conduct that Executive has reason to believe is unlawful; and/or (vii) engaging in any other activity that is protected by law and cannot be released herein. Pursuant to 18 USC Section 1833(b), Executive acknowledges that (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if Executive files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony or produce documents, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

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Notice of Restrictive Covenants
This Notice of Restrictive Covenants (this “Notice”) is provided to you by Frontier Airlines, Inc. (the “Company”) on December 24, 2025, in accordance with the Colorado Act Concerning Restrictive Employment Agreements.
As you know, as a condition to receiving the Separation Benefits set forth in the Separation Agreement the Company provided to you contemporaneously herewith on December 23, 2025 (“Separation Agreement”), you are required to comply with the restrictive covenants set forth in Exhibit C of the Separation Agreement and Section 8 of the Employment Agreement that you entered into with the Company on March 15, 2016 (“Employment Agreement”). The restrictive covenants restrict your options for subsequent employment following your separation of employment from the Company, including:
•Section 1(b)(i) of Exhibit C to the Separation Agreement, which includes certain non-competition covenants;
•Section 1(b)(ii) of Exhibit C to the Separation Agreement, which prohibits soliciting and other conduct with respect to the Company’s customers and employees;
•Section 1(c) of Exhibit C to the Separation Agreement, which restricts the use and disclosure of Confidential Information (as defined in therein);
•Section 8(c)(i) of the Employment Agreement (subject to Section 3(a) of the Separation Agreement), which includes certain non-competition covenants;
•Section 8(c)(ii) of the Employment Agreement (subject to Section 3(a) of the Separation Agreement), which prohibits soliciting and other conduct with respect to the Company’s customers and employees; and
•Section 8(e) of the Employment Agreement, which restricts the use and disclosure of Confidential Information (as defined in the Employment Agreement).
By signing below, you acknowledge receipt of this Notice as provided above.

Signature:	/s/ Barry Biffle
Barry Biffle

Date:	January 1, 2026

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